PROXY RESULTS
--------------------------------------------------------------------------------
Seligman Pennsylvania Municipal Fund Shareholders voted on the following proposals at the Special Meeting of Shareholders held on September 30, 1996, in New York, NY. Each Trustee was elected, and all other proposals were approved. The description of each proposal and number of shares voted are as follows:

ELECTION OF TRUSTEES:
                          FOR      WITHHELD
                          ---      ---------

Fred E. Brown          2,473,847      39,658
John R. Galvin         2,473,847      39,658
Alice S. Ilchman       2,473,847      39,658
Frank A. McPherson     2,474,770      38,735
John E. Merow          2,474,291      39,214
Betsy S. Michel        2,474,291      39,214
William C. Morris      2,474,770      38,735
James C. Pitney        2,473,847      39,658
James Q. Riordan       2,473,847      39,658
Ronald T. Schroeder    2,474,770      38,735
Robert L. Shafer       2,474,770      38,735
James N. Whitson       2,474,770      38,735
Brian T. Zino          2,474,770      38,735

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS:

FOR                  AGAINST                   ABSTAIN               NON-VOTE
---                  -------                   -------               ---------
2,435,487             1,719                    76,299                   n/a

APPROVAL TO PERMIT ANY PORTION OF INVESTMENTS IN SECURITIES SUBJECT TO THE FEDERAL ALTERNATIVE MINIMUM TAX:
FOR                  AGAINST                   ABSTAIN               NON-VOTE
---                  -------                  ---------              -------
1,968,738           286,693                   136,707                121,367